Exhibit 99.1

LEADIS TECHNOLOGY, INC.

2006 Management Bonus Plan

This 2006 Management Bonus Plan (the “Plan”) was approved by the Compensation Committee of the Board of Directors of Leadis Technology, Inc. (the “Company”) on March 15, 2006.

I.	Purpose of the Plan:

A. This Plan has been established by the Compensation Committee of the Company to attract, motivate, retain, and reward the Company’s chief executive officer and other executive officers for assisting the Company in achieving its operational goals through exceptional performance.

B. Under the terms of the Plan, cash bonuses, if any, will be awarded to executive officers based on the achievement of specified corporate and individual goals, which shall be determined at the discretion of the Compensation Committee.

II.	Determination of Cash Bonuses:

A. The target bonus for each executive officer shall be based on a pre-set percentage of such executive officer’s base salary.

B. Bonuses may range from 0% (if minimum results are not achieved) to a maximum of 150% (if results exceed objectives) of the target bonus amount for each executive officer.

C. The target bonus for the Company’s chief executive officer shall be based solely on the Company’s achievement of pre-set corporate goals.

D. The target bonuses for other executive officers of the Company shall be weighted so that 80% of the target bonus is based on the Company’s achievement of its corporate goals and 20% is based on the achievement of individual performance criteria, as established by the Company’s chief executive officer.

E. The corporate goals for each executive officer shall be based on the Company’s 2006 revenue, income and gross margin results, the achievement of new product development and product quality targets, and the improvement of the Company’s business processes; or on other Company performance goals to be determined by the Compensation Committee.

F. The individual performance criteria for each executive officer will vary depending on the Company’s strategic plan initiatives and the responsibilities of the positions held by the executive officers, as established by the Company’s chief executive officer or the Compensation Committee.

G. The Company’s Board of Directors and Compensation Committee reserve the right to modify these goals and criteria at any time, or to grant bonuses to the participants even if the performance goals are not met.